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Exhibit (a)(1)(E)

TUCOWS INC.

Offer to Purchase for Cash

up to 5,000,000 Shares of its Common Stock
at a Purchase Price Not In Excess of $0.60 Nor Less than $0.40 Per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME ON FRIDAY, SEPTEMBER 18, 2009, UNLESS THE OFFER IS EXTENDED.

August 20, 2009

To Our Clients:

        Enclosed for your consideration are the offer to purchase, dated August 20, 2009, and the related letter of transmittal in connection with the offer by Tucows Inc., a Pennsylvania corporation, to purchase for cash up to 5,000,000 shares of its common stock, no par value per share, at a price not in excess of $0.60 nor less than $0.40 per share, net to the seller in cash, without interest.

        Based on the prices specified by tendering stockholders and the number of shares properly tendered and not properly withdrawn, Tucows will select the lowest purchase price between $0.40 and $0.60 net per share in cash, without interest, that will allow it to purchase 5,000,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

        Tucows' offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated August 20, 2009, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

        Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the offer to purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 5,000,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Tucows' expense promptly following the expiration date.

        Tucows reserves the right, in its sole discretion, to purchase more than 5,000,000 shares pursuant to the offer, or to reduce the total number of shares it purchases, subject to applicable law.

        Upon the terms and subject to the conditions of Tucows' offer, if more than 5,000,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Tucows will purchase, subject to the conditional tender procedures described in Section 6 of the offer to purchase, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, subject to our right to first purchase shares from "odd lot" holders.

        A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

        Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

We call your attention to the following:

  1.
  You may tender shares at prices not in excess of $0.60 nor less than $0.40 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

  2.
  You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

  3.
  The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to various other conditions described in the offer to purchase.

  4.
  The offer, withdrawal rights and proration period will expire at 5 p.m., New York City time, on Friday, September 18, 2009, unless Tucows extends the offer.

  5.
  The offer is for up to 5,000,000 shares. These shares constitute approximately 7.4% of the shares outstanding as of August 10, 2009, the record date.

  6.
  Tendering stockholders who are registered stockholders or who tender their shares directly to StockTrans, Inc., as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the offer to purchase and the letter of transmittal, stock transfer taxes on Tucows' purchase of shares under the offer.

  7.
  If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

  8.
  The board of directors of Tucows has approved the offer. However, none of Tucows, its board of directors or the information agent makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.

    All of the members of the Tucows board of directors and all of Tucows' executive officers have advised Tucows that they do not intend to tender any of the shares they are deemed to beneficially own in the offer.

  9.
  If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

        Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

        The offer is being made solely under the offer to purchase and the related letter of transmittal and is being made to all record holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction.

 Instruction Form

Instructions for Tender of Shares of Tucows Inc.

        By signing this instruction form you acknowledge receipt of our letter and the enclosed offer to purchase, dated August 20, 2009, and the related letter of transmittal in connection with the offer by Tucows Inc., a Pennsylvania corporation, to purchase shares of its common stock, no par value per share. Tucows is offering to purchase up to 5,000,000 shares at a price not in excess of $0.60 nor less than $0.40 per share, net to the seller in cash, without interest. Tucows' offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

        This will instruct us to tender to Tucows, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

        Number of shares to be tendered:                          shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

Price at Which You Are Tendering (See Instruction 5 to the Letter of Transmittal)
You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.
Shares Tendered at a Price Determined by You:

By checking the box below and filling in the price per share below instead of checking the box under "Shares Tendered at a Price Determined Pursuant to Tucows' Offer," you are tendering shares at the price you list. This action would result in none of your shares being purchased if the purchase price selected by Tucows for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.
Price Per Share at Which Shares Are Being Tendered
☐ I am tendering my Shares at the following price per share: $ .
or
Shares Tendered at a Price Determined Pursuant to Tucows' Offer:
☐
By checking this one box instead of the box above, you are tendering shares and are willing to accept the purchase price selected by Tucows in accordance with the terms of its offer. This action will maximize the chance of having Tucows purchase your shares (subject to the possibility of proration). Note that this could result in your receiving a price per share as low as $0.40.

Conditional Tender (See Instruction 15 to the Letter of Transmittal)

You may condition your tender of shares on Tucows purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the offer to purchase. Unless the minimum number of shares you indicate below is purchased by Tucows in its offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.
☐ The minimum number of shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, Tucows may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:
☐ The tendered shares represent all shares held by me.

The method of delivery of this document is at the option and risk of the tendering stockholder. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery.

Sign Here:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:	, 2009

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  Exhibit (a)(1)(E)
TUCOWS INC. Offer to Purchase for Cash up to 5,000,000 Shares of its Common Stock at a Purchase Price Not In Excess of $0.60 Nor Less than $0.40 Per Share
Instruction Form Instructions for Tender of Shares of Tucows Inc.